SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No.1)*

Hi-Tech Pharmacal Co.,Inc.

(Name of Issuer)

COMMON STOCK, Par Value $0.001 per share

(Title of Class of Securities)

42840B101

(CUSIP Number)

October 19, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 42840B101	Page 2 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Balanced Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

85,452 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

85,452 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

85,452 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.75%
12	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 2 of 12 Pages

CUSIP No. 42840B101	Page 3 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Long Bias Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

49,376 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

49,376 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

49,376 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.43%
12	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 3 of 12 Pages

CUSIP No. 42840B101	Page 4 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Balanced Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

155,501 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

155,501 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

155,501 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.36%
12	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 4 of 12 Pages

CUSIP No. 42840B101	Page 5 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Long Bias Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

145,650 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

145,650 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

145,650 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.27%
12	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 5 of 12 Pages

CUSIP No. 42840B101	Page 6 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

134,828 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

134,828 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

134,828 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.18%
12	TYPE OF REPORTING PERSON*

OO

Page 6 of 12 Pages

CUSIP No. 42840B101	Page 7 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Asset Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

459,750 (See Item 4)
6 SHARED VOTING POWER

None
7 SOLE DISPOSITIVE POWER

459,750 (See Item 4)
8 SHARED DISPOSITIVE POWER

None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

459,750 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.02%
12	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 7 of 12 Pages

CUSIP No. 42840B101	Page 8 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None (See Item 4)
6 SHARED VOTING POWER

23,771 (See Item 4)
7 SOLE DISPOSITIVE POWER

None (See Item 4)
8 SHARED DISPOSITIVE POWER

23,771 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

23,771 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.21%
12	TYPE OF REPORTING PERSON*

CO

Page 8 of 12 Pages

CUSIP No. 42840B101	Page 9 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Jacob Gottlieb
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

459,750 (See Item 4)
6 SHARED VOTING POWER

None (See Item 4)
7 SOLE DISPOSITIVE POWER

459,750 (See Item 4)
8 SHARED DISPOSITIVE POWER

None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

459,750 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.02%
12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 9 of 12 Pages

CUSIP No. 42840B101	Page 10 of 12 Pages

Item 1	(a)	Name of Issuer:

Hi-Tech Pharmacal Co., Inc

	(b)	Address of Issuer’s Principal Executive Offices:

369 Bayview Avenue Amityville, NY 11701

Item 2	(a) - (c)	This statement is filed on behalf of the following:

(1) Visium Balanced Fund, LP, a Delaware limited partnership (“VBF”), with its principal business office at c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022.

(6) Visium Long Bias Fund, LP, a Delaware limited partnership (“VLBF”), with its principal business office at c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022.

(7) Visium Balanced Fund Offshore, Ltd., a Cayman Islands corporation (“VBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies.

(8) Visium Long Bias Fund Offshore, Ltd., a Cayman Islands corporation (“VLBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies.

(9) Visium Asset Management, LLC, a Delaware limited liability company (“VAM”), with its principal business office at Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022. VAM is the investment advisor to each of VBF, VLBF, VBFO and VLBFO.

(10) Visium Capital Management, LLC, a Delaware limited liability company (“VCM”), with its principal business office c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022. VCM is the General Partner of VBF an VLBF.

Atlas Master Fund, Ltd., (“AMF”) a Cayman Islands corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

	(d)	Title of Class of Securities:

Common Stock,

	(e)	CUSIP Number:

42840B101

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Page 10 of 12 Pages

CUSIP No. 42840B101	Page 11 of 12 Pages

Item 4	Ownership:

VBF

	(a)	Amount Beneficially Owned:

85,452 shares

	(b)	Percent of Class:

.75%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

85,452 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

85,452 shares

VLBF

	(a)	Amount Beneficially Owned:

49,376 shares

	(b)	Percent of Class:

.43%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

49,376 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

49,376 shares

VBFO

	(a)	Amount Beneficially Owned:

155,501 shares

	(b)	Percent of Class:

1.36%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

155,501 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

155,501 shares

VLBFO

	(a)	Amount Beneficially Owned:

145,650 shares

	(b)	Percent of Class:

1.27%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

145,650 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

145,650 shares

VAM

	(a)	Amount Beneficially Owned:

By virtue of its position as investment advisor to each of VBF, VLBF, VBFO and VLBFO as well as managing an account for AMF, VAM may be deemed to beneficially own the 459,750 shares of the Company’s Common Stock beneficially owned by VBF, VLBF, VBFO and VLBFO as well as the shares of the Company’s Common Stock in the AMF managed account.

	(b)	Percent of Class:

4.02%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

459,750 shares

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

459,750 shares

(iv) shared power to dispose or to direct disposition of:

None

VCM

	(a)	Amount Beneficially Owned:

By virtue of its position as General Partner to each of VBF and VLBF, VCM may be deemed to beneficially own the 134,828 shares of the Company’s Common Stock beneficially owned by VBF and VLBF.

	(b)	Percent of Class:

1.18%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

134,828 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

134,828 shares

Jacob Gottlieb

	(a)	Amount Beneficially Owned:

By virtue of his position as the principal of VAM and the sole managing member of VCM, Dr. Gottlieb may be deemed to beneficially own the 459,750 shares of the Company’s Common Stock beneficially owned by VAM.

	(b)	Percent of Class:

4.02%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

459,750 shares

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

459,750 shares

(iv) shared power to dispose or to direct disposition of:

None

Ownership:

AMF

	(a)	Amount Beneficially Owned:

23,771 shares

	(b)	Percent of Class:

.21%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

23,771 shares

(iii) sole power to dispose or direct disposition of:

None

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 11 of 12 Pages

CUSIP No. 42840B101	Page 12 of 12 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 19, 2007

VISIUM ASSET MANAGEMENT, LLC		VISIUM LONG BIAS FUND, LP

By:	/s/ Mark Gottlieb	By:	/s/ Mark Gottlieb

	Mark Gottlieb		Mark Gottlieb
	Authorized Signatory		Authorized Signatory

VISIUM BALANCED FUND, LP		VISIUM BALANCED OFFSHORE FUND, LTD.

By:	/s/ Mark Gottlieb	By:	/s/ Mark Gottlieb

	Mark Gottlieb		Mark Gottlieb
	Authorized Signatory		Authorized Signatory

VISIUM CAPITAL MANAGEMENT, LLC		VISIUM LONG BIAS OFFSHORE FUND, LTD.

By:	/s/ Mark Gottlieb	By:	/s/ Mark Gottlieb

	Mark Gottlieb		Mark Gottlieb
	Authorized Signatory		Authorized Signatory

JACOB GOTTLIEB		ATLAS MASTER FUND, LTD.

By:	/s/ Mark Gottlieb	By:	/s/ Matthew Siclari

	Authorized Signatory		Authorized Signatory

Page 12 of 12 Pages